CERTIFICATE OF FORMATION
OF
BOSTON GEAR LLC

THIS Certificate of Formation of Boston Gear LLC (the "Company"), dated as of June 30, 2004, is being duly executed and filed by Thomas M. O'Brien, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).

1. Name. The name of the limited liability company is Boston Gear LLC.

2. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

3. Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first-above written.

Thomas M. O'Brien
Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:25 AM 06/30/2004
FILED 10:19 AM 06/30/2004
SRV 040482228 - 3822981 FILE

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